                                                                    EXHIBIT 2(a)
                                                                    ------------

                           SALE AND PURCHASE AGREEMENT

                                 BY AND BETWEEN

                       ALLEN TELECOM GROUP (ITALIA) S.R.L.

                                   (Purchaser)

                                       and

                                     [Name]

                                    (Seller)

                   OF A PRE-EMPTIVE RIGHT FOR THE SUBSCRIPTION
                TO NEW SHARES OF COMMON STOCK OF FOR.E.M. S.P.A.




                            Dated as of May 30, 1997

                                TABLE OF CONTENTS
                                -----------------

1.     RECITALS AND EXHIBITS                                                              page

2.     DEFINITIONS

       2.1    Allen                                                                       page
       2.2    Allen Common Stock                                                          page
       2.3    Business Day                                                                page
       2.4    Closing                                                                     page
       2.5    Closing Date                                                                page
       2.6    Cash Payment                                                                page
       2.7    FOREM                                                                       page
       2.8    Pre-emptive Right                                                           page
       2.9    Price                                                                       page
       2.10   Purchaser's Dispute Notice                                                  page
       2.11   Purchaser's Indemnification Claim                                           page
       2.12   Purchaser's Loss                                                            page
       2.13   Purchaser's Notice of Contest Period                                        page
       2.14   Purchaser's Resolution Period                                               page
       2.15   Seller's Dispute Notice                                                     page
       2.16   Seller's Indemnification Claim                                              page
       2.17   Seller's Loss                                                               page
       2.18   Seller's Notice of Contest Period                                           page
       2.19   Seller's Resolution Period                                                  page

3.     SALE AND PURCHASE OF PRE-EMPTIVE RIGHT                                             page

4.     PRICE

       4.1    Price                                                                       page
       4.2    Payments                                                                    page

5.     CONDITIONS PRECEDENT TO CLOSING

       5.1    Conditions Precedent to the Obligations of the Parties                      page
       5.2    Conditions Precedent to the Obligations of Purchaser                        page
       5.3    Conditions Precedent to the Obligations of Seller                           page

6.     CLOSING                                                                            page


7.     REPRESENTATIONS AND WARRANTIES OF SELLER

       7.1    Capacity of Seller. Authorisation. Binding Effect                           page
       7.2    Non-violation of Laws. Orders and Agreements                                page
       7.3    Pre-emptive Right                                                           page

8.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

       8.1    Capacity. Authorisation. Binding Effect                                     page
       8.2    Non-violation of Laws. Orders and Agreements                                page
       8.3    Organisation, Qualification and Corporate Power                             page
       8.4    Allen Common Stock                                                          page

9.     INDEMNIFICATION BY SELLER

       9.1    Indemnification Generally                                                   page
       9.2    Indemnification Rights for Direct Claims                                    page
       9.3    Seller's Indemnification Claims for Third Party Claims                      page

10.    INDEMNIFICATION BY PURCHASER

       10.1   Indemnification Generally                                                   page
       10.2   Indemnification Rights for Direct Claims                                    page
       10.3   Purchaser's Indemnification Claims for Third Party Claims                   page

11.    TERMINATION

       11.1   Termination                                                                 page
       11.2   Effect of Termination                                                       page

12.    MISCELLANEOUS

       12.1   Entire Agreement                                                            page
       12.2   Amendments                                                                  page
       12.3   Costs                                                                       page
       12.4   Effects                                                                     page
       12.5   Rights and Remedies                                                         page
       12.6   Notices                                                                     page
       12.7   Counterparts                                                                page
       12.8   Interpretation                                                              page
       12.9   Arbitration                                                                 page
       12.10  Exchange Rate                                                               page
       12.11  Governing Law                                                               page
       12.12  Business Days                                                               page
       12.13  Allen                                                                       page


       12.14  Survival                                                                    page

                                    EXHIBITS

EXHIBIT A                   Details of Seller's bank account
---------

EXHIBIT B1                  Form of "Certificate and Agreement with respect to
----------                  the Purchase of Securities outside the United
                            States"


EXHIBIT B2                  Form of Letter Agreement of Allen
----------

EXHIBIT C                   Form of Letter of Waiver
---------

                           SALE AND PURCHASE AGREEMENT
                           ---- --- -------- ---------

This Sale and Purchase Agreement dated as of May 30, 1997 is entered into by and between

- ALLEN TELECOM GROUP (ITALIA) S.R.L., an Italian company with registered office at Piazza Belgioioso no. 2, Milan, tax number 11319940158

(hereinafter, "PURCHASER")

                                                            - on the one side -

                                       and

-[Name] (hereinafter, "SELLER")

                                                           - on the other side -

(Purchaser and Seller hereinafter, collectively, the "PARTIES")

                                   WITNESSETH:
                                   -----------

A.        WHEREAS, Seller owns ____________ shares of common stock of FOR.E.M.
          S.p.A., an Italian company with registered office at Via Archimede no. 22/24, Agrate Brianza, having an issued and outstanding capital of ItL. 3,000,000,000 par value divided into 3,000,000 shares of common stock having an ItL. 1,000 par value each (hereinafter, "FOREM");

B. WHEREAS, by resolution of an extraordinary shareholders' meeting held on the date hereof FOREM approved an increase in its share capital by ItL. 5,000,000,000 to be implemented by issuing 5,000,000 new shares of common stock having an ItL. 1,000 par value each subject to the shareholders' pre-emptive rights provided for by Article 2441 of the Italian Civil Code;

C. WHEREAS, Seller owns a pre-emptive right in and with respect to ___________ FOREM shares of common stock to be issued in implementation of the capital increase resolution referred to in recital B above pursuant to said Article 2441 of the Italian Civil Code (hereinafter, the "PRE-EMPTIVE RIGHT");

D. WHEREAS, Purchaser currently owns 2,400,000 shares of common stock of FOREM;

E. WHEREAS, Seller wishes to sell, transfer and convey to Purchaser, and Purchaser wishes to purchase from Seller, the Pre-emptive Right subject to the terms and conditions set forth in this agreement (hereinafter, the "AGREEMENT");

       NOW, in consideration of the recitals and mutual representations, warranties and covenants hereunder, the Parties agree as follows:

                                    ARTICLE 1
                              RECITALS AND EXHIBITS

1.1 The recitals contained in, and the Exhibits annexed to, this Agreement constitute an integrating and substantial part hereof.

                                    ARTICLE 2
                                   DEFINITIONS

As used in this Agreement, the following terms and expressions shall have the meanings indicated below unless the context requires otherwise:

2.1 "ALLEN": Allen Telecom Inc., a Delaware (U.S.A.) corporation with principal offices at 25101 Chagrin Boulevard, Beachwood, Ohio 44112.

2.2 "ALLEN COMMON STOCK": common stock, par value U.S.D. 1 per share, of Allen.

2.3 "BUSINESS DAY": any day other than a holiday on which banks are open to the public in Milan for the carrying out of their ordinary business.

2.4 "CLOSING": the transfer to Purchaser of all right, title and interest in and to the Pre-emptive Right currently owned by Seller, the payment by Purchaser of the Cash Payment and the delivery of the Allen Common Stock due to Seller on the Closing Date and, more generally, the performance of all the obligations which have to be fulfilled by the Parties on the Closing Date pursuant to Article 6 hereof and subject to the conditions precedent set forth in Article 5 of this Agreement.

2.5 "CLOSING DATE": the date of this Agreement or any such other date no later than October 31, 1997 as may be mutually agreed to by the Parties.

2.6       "CASH PAYMENT" shall have the meaning assigned to such expression by
          Section 4.2 hereof.

2.7 "FOREM" shall have the meaning assigned to such term by recital C hereof.

2.8 "PRE-EMPTIVE RIGHT" shall have the meaning assigned to such expression by recital C hereof.

2.9       "PRICE" shall have the meaning assigned to such expression by Section
          4.1 hereof.

2.10 "PURCHASER'S DISPUTE NOTICE" shall have the meaning assigned to such expression by Paragraph 10.3 hereof.

2.11 "PURCHASER'S INDEMNIFICATION CLAIM" shall have the meaning assigned to such expression by Paragraph 9.2 hereof.

2.12 "PURCHASER'S LOSS" shall have the meaning assigned to such expression by Paragraph 9.1 hereof.

2.13 "PURCHASER'S NOTICE OF CONTEST PERIOD" shall have the meaning assigned to such expression by Paragraph 9.2 hereof.

2.14 "PURCHASER'S RESOLUTION PERIOD" shall have the meaning assigned to such expression by Paragraph 9.2 hereof.

2.15 "SELLER'S DISPUTE NOTICE" shall have the meaning assigned to such expression by Paragraph 9.3 hereof.

2.16 "SELLER'S INDEMNIFICATION CLAIM" shall have the meaning assigned to such expression by Paragraph 10.2 hereof.

2.17 "SELLER'S LOSS" shall have the meaning assigned to such expression by Paragraph 10.1 hereof.

2.18 "SELLER'S NOTICE OF CONTEST PERIOD" shall have the meaning assigned to such expression by Paragraph 10.2 hereof.

2.19 "SELLER'S RESOLUTION PERIOD" shall have the meaning assigned to such expression by Paragraph 10.2 hereof.

                                    ARTICLE 3
                     SALE AND PURCHASE OF PRE-EMPTIVE RIGHT

3.1 Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Pre-emptive Right on the Closing Date subject to the terms and conditions set forth in this Agreement.

                                    ARTICLE 4
                                      PRICE

4.1 PRICE. In consideration of the sale, transfer and conveyance of the Pre-emptive Right, Purchaser agrees to pay Seller a purchase price equal to U.S.D. ______________ (hereinafter, the "PRICE").

4.2       PAYMENTS. The Price shall be paid on the Closing Date as follows:

          - Purchaser shall pay Seller U.S.D. _________________ (hereinafter, the "CASH PAYMENT") in immediately available funds wire transferred to the bank account of Seller the details of which are listed in EXHIBIT A hereto; and

          - Purchaser shall pay Seller U.S.D. ____________________ in the form of _______________ shares of Allen Common Stock subject to the agreements set forth in EXHIBIT B1 and EXHIBIT B2 hereto.

                                    ARTICLE 5
                         CONDITIONS PRECEDENT TO CLOSING

The obligations of each of the Parties to consummate the transactions which are contemplated by this Agreement to occur at Closing shall be subject to the fulfillment or the waiver by both Parties or the other Party, as applicable, of the conditions set out in this Article 5 below on or before the Closing Date.

5.1       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES:

          (a) Immediately prior to the Closing Date, there shall be no action or proceeding initiated by any governmental agency or by any other national or supranational authority or by any third party which seeks to restrain, prohibit or invalidate this Agreement or the transactions contemplated herein or to recover substantial damages or other substantial relief with respect thereto, and no injunction or restraining order shall have been issued by any court whether domestic or foreign restraining, prohibiting or invalidating this Agreement or the transactions contemplated therein; and

          (b) The FOREM shareholders other than Purchaser and Seller shall have waived their statutory rights of first refusal in respect of the sale and transfer of the Pre-emptive Right by executing a letter in the form of EXHIBIT C hereto in duplicate original and delivering one original of such letter to each of Purchaser and Seller.

5.2       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER:

          (a) Seller shall have duly performed all his material obligations which, pursuant to this Agreement, are required to be performed prior to the Closing Date;

          (b) The representations and warranties of Seller contained in this Agreement, the Exhibits and the documents executed and delivered to Purchaser pursuant hereto or simultaneously herewith, shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and

         (c) Seller shall have executed and delivered to Allen a "Certificate and Agreement with respect to the Purchase of Securities Outside the United States" in the form of EXHIBIT C1 hereto dated as of the Closing Date.

5.3      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER:

         (a) Purchaser shall have duly performed all its material obligations which, pursuant to this Agreement, are required to be performed prior to the Closing Date;

         (b) The representations and warranties of Purchaser and Allen contained in this Agreement, the Exhibits and the documents executed and delivered to Seller pursuant hereto or simultaneously herewith, shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and

         (c) Purchaser shall have delivered to Seller a letter-agreement of Allen in the form of EXHIBIT B2 hereto.

                                    ARTICLE 6
                                     CLOSING

Subject to the satisfaction or waiver of the conditions precedent contemplated by Section 5 hereof, Closing shall take place at the Milan offices of Gianni, Origoni & Partners, Piazza Belgioioso No. 2 (or such other place as may be agreed upon by Purchaser and Seller before Closing) on the Closing Date. On the Closing Date the Parties shall comply with their respective obligations as set out in this Section 6 and shall take any other action and/or sign any other document which may be required by law or this Agreement. At Closing:

6.1.     SELLER shall:

         (i) execute a notarial instrument of transfer of the Pre-emptive Right to Purchaser in a form consistent with this Agreement; and

         (ii) execute and deliver to Purchaser any such other documents as are contemplated by this Agreement to be executed and delivered to Purchaser at Closing or as may be reasonably requested by Purchaser in order to complete the Closing transactions or in connection therewith.

6.2      PURCHASER shall:

         (i) execute the notarial instrument contemplated by Paragraph 6.1(i) above;

         (ii) make the payments to Seller contemplated by Paragraph 4.2 hereof (including delivery to Seller of the certificate representing ___________________ shares of Allen Common Stock duly registered in the name of Seller); and

         (iii) execute and deliver to Seller any such other documents as are contemplated by this Agreement to be executed and delivered to Seller at the Closing or as may be reasonably requested by Seller in order to complete the Closing transactions or in connection therewith.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to the Purchaser's decision to enter into this Agreement, Seller hereby represents and warrants to Purchaser that:

7.1 CAPACITY OF SELLER. AUTHORISATION. BINDING EFFECT. Seller has full right, power and authority to enter into this Agreement. No consent of, notice to, or filing with the Seller's spouse or any third party or entity whatsoever is required for Seller to enter into this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly executed by Seller and shall constitute the legal, valid and binding obligations of Seller, enforceable against him in accordance with its terms.

7.2 NON VIOLATION OF LAWS. ORDERS AND AGREEMENTS. The execution and delivery of this Agreement by Seller and the performance of his obligations hereunder are not in violation or breach of, do not conflict with, or constitute a default under, and will not accelerate or permit the acceleration of the performance required by any of the terms or provisions of the Certificate of Incorporation or the By-laws of FOREM or any law, order, decree, note, debt instrument, security agreement, written or oral, to which Seller or FOREM is a party or by which Seller or FOREM is bound, and will not be an event which, after notice of lapse of time or both, will result in any such violation, breach, conflict, default or acceleration.

7.3 PRE-EMPTIVE RIGHT. Seller is the legal and beneficial owner of the Pre-emptive Right pursuant to a resolution of an extraordinary shareholders' meeting of FOREM held on the date hereof subject to court sanction ("omologa"). The owner of the Pre-emptive Right is entitled to subscribe to and acquire 635,000 FOREM shares of common stock, free and clear of any pledges, liens, claims, security interests, encumbrances, any third party's rights of any nature whatsoever, and nonassessable subject to the terms and conditions of the above resolution and the applicable provisions of the Italian Civil Code. By effect of the execution of the notarial instrument indicated in Paragraph 6.1 (i) and Paragraph 6.2 (i) hereof, Purchaser will validly acquire title to the Pre-emptive Right free and clear of any pledges, liens, claims, security interests, encumbrances and any third party's rights of any nature whatsoever.

                                    ARTICLE 8
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Seller's decision to enter into this Agreement Purchaser hereby represents and warrants to Seller that:

8.1 CAPACITY. AUTHORISATION. BINDING EFFECT. Purchaser has full right, power and authority to enter into this Agreement. No consent of, notice to, or filing with any third party or entity whatsoever is required for Purchaser to enter into this Agreement or to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorised by the proper body of Purchaser. This Agreement has been duly executed by Purchaser and constitutes the legal, valid and binding obligations of Purchaser enforceable against it in accordance with its terms.

8.2 NON-VIOLATION OF LAWS, ORDERS AND AGREEMENTS. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms or provisions of its Certificate of Incorporation or By-laws or any law, order, decree, note, debt instrument, security agreement, debenture or mortgage or any other contract or agreement, written or oral, to which Purchaser is a party or by which Purchaser is bound, and will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default or acceleration.

8.3 ORGANISATION, QUALIFICATION AND CORPORATE POWER. Purchaser is duly incorporated, validly existing and fully qualified to carry on its business under the laws of Italy.

8.4 ALLEN COMMON STOCK. All of the shares of Allen Common Stock to be transferred to Seller pursuant to Paragraph 4.2 hereof shall be transferred out of Allen's Treasury Stock and shall be free and clear of any pledges, liens, claims, security interests, encumbrances and third party's right, and are duly authorized, validly issued, fully paid and nonassessable, and none of Allen's stockholders nor any other person has any pre-emptive right or any other right of purchase in respect thereof.

                                    ARTICLE 9
                            INDEMNIFICATION BY SELLER

9.1 INDEMNIFICATION GENERALLY. From and after the Closing Date, Seller shall indemnify and hold Purchaser harmless against and from any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonable attorneys' fees) incurred by Purchaser with respect to or in connection with any breach of any of the representations and warranties of Seller under this Agreement (hereinafter, the "PURCHASER'S LOSSES" and each a "PURCHASER'S LOSS"). Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no indemnification obligations to Purchaser under this Article 9 with respect to any claim made by Purchaser for any Purchaser's Loss, whether or not arising as a result of a claim made by a third party, of which Seller is notified after the first anniversary of the Closing Date.

9.2 INDEMNIFICATION RIGHTS FOR DIRECT CLAIMS. In order to be held indemnified and harmless against and from Purchaser's Losses under this
         Article 9 (other than Purchaser's Losses arising from a claim made by a third party, as to which Section 9.3 shall apply):

         (a) Purchaser shall give written notice to Seller of any claim (the "PURCHASER'S INDEMNIFICATION Claim"), which notice shall set forth a reasonably detailed statement of the Purchaser's Indemnification Claim and the cost, expense, loss, damage and liability Purchaser incurred and/or expects to incur by reason thereof;

         (b) such indemnification payment shall be made on the later of (i) the expiration of thirty (30) days from the date of such notice (hereinafter, the "PURCHASER'S NOTICE OF CONTEST PERIOD") or, (ii) if such claim is contested as hereinafter provided, the date the dispute is resolved in accordance with this Section 9.2, or (iii) the date in which such Purchaser's Indemnification Claim becomes liquidated in amount; and

         (c) if, prior to the expiration of the Purchaser's Notice of Contest Period, Seller notifies Purchaser in writing of his intention to dispute the Purchaser's Indemnification Claim, and if such dispute is not resolved within thirty (30) days after the expiration of such period (hereinafter, the "PURCHASER'S RESOLUTION PERIOD"), then such dispute shall be resolved by a committee of three arbitrators who shall be appointed (within 60 days of the expiration of the Purchaser's Resolution Period) and shall be acting in accordance with Section 12.9 below. The Parties shall cooperate and diligently pursue the arbitration of such Purchaser's Indemnification Claim in order for a decision to be made by the arbitrators within 45 days after their appointment.

9.3 PURCHASER'S INDEMNIFICATION CLAIMS FOR THIRD PARTY CLAIMS. The provisions of this Section shall apply to any Purchaser's Losses which arise or may arise as a result of a claim made by a third party and any related litigation or proceeding (hereinafter, the "THIRD PARTY CLAIM").

         (a) Purchaser shall give notice to Seller promptly after Purchaser becomes aware of any Third Party Claim, which notice shall include a copy of any letter, complaint or similar writing received by Purchaser and/or FOREM or any of FOREM's consolidated subsidiaries setting out such Third Party Claim or a written description of any oral notice received by Purchaser or FOREM or any of FOREM's consolidated subsidiaries; PROVIDED, HOWEVER, that any delay in providing such notification shall not constitute a bar or defense to indemnify except to the extent Seller has been prejudiced thereby.

         (b) Within ten (10) days from the date of such notice, Seller shall notify Purchaser in writing if he intends to dispute that such Third Party Claim constitutes or will constitute Purchaser's Losses subject to indemnification hereunder (hereinafter, the "SELLER'S DISPUTE NOTICE"). If the Seller's Dispute Notice is given within said ten (10) day period, the issue of whether such Third Party Claim constitutes or will constitute Purchaser's Losses subject to indemnification hereunder may be submitted to arbitration in accordance with Section 12.9 hereof unless an agreement is subsequently reached between the Parties.

         (c) For the purpose of this Paragraph (c) and subsequent Paragraphs (d) and (e) of this Section 9.3 the defense of a Third Party Claim by either Purchaser or Seller shall include, as the case may be, the Purchaser's or the Seller's right to designate counsel to be employed by Purchaser or FOREM or any of FOREM's consolidated subsidiaries in defending the Third Party Claim and to provide such counsel with instructions with respect to the defense thereof, as well as the power to settle the Third Party Claim on behalf of Purchaser or FOREM or any of FOREM's consolidated subsidiaries in the cases and subject to the conditions set forth by this Section 9.3. If a Seller's Dispute Notice with respect to a Third Party Claim is given then: (i) Purchaser shall have the right to defend such Third Party Claim and the costs of such defense shall be added to Purchaser's Losses, (ii) Seller shall have the right to participate in the defense of the Third Party Claim at his own costs and expenses provided that such right is not exercised in a way which may prejudice the Purchaser's defense of the Third Party Claim, and (iii) Purchaser shall consult with Seller prior to reaching a settlement of the Third Party Claim, if any.

         (d) Seller shall have the right to assume the defense of a Third Party Claim unless:

         (i) a Seller's Dispute Notice is sent to Purchaser pursuant to Paragraph 9.3 (b) hereof; or

         (ii) the named parties to any action constituting such Third Party Claim (including any impleaded parties) include Seller or any member of the Seller's family or any party belonging to a group in which Seller may have a business interest.

         (e) In order for Seller to exercise the right to assume the defense of a Third Party Claim, Seller shall give notice to Purchaser within ten
         (10) days after receipt of the notice of the Third Party Claim as to which no Seller's Dispute Notice was given. If Seller fails to notify Purchaser within such period, Seller shall be deemed to have waived his right to defend such Third Party Claim and Purchaser shall have the right to defend such Third Party Claim and its costs and expense shall be added to the Purchaser's Losses. If Purchaser assumes the defense of a Third Party Claim pursuant to this paragraph (e), Purchaser may not settle such Third Party Claim without the consent of Seller, which consent cannot be unreasonably withheld. If Seller assumes the defense of such Third Party Claim then: (i) Purchaser may participate in the defense of such claim with its own counsel at its own cost and expense,
         (ii) Seller may settle such Third Party Claim without the consent of Purchaser provided such settlement includes an unconditional release of Purchaser and its subsidiaries from all liability with respect to any Third Party Claim and does not involve the imposition of any restriction or obligation on Purchaser or any of its subsidiaries, and
         (iii) Seller may not consent to the entry of any judgment (other than a judgment of dismissal on the merits) except with the written consent of Purchaser.

                                   ARTICLE 10
                          INDEMNIFICATION BY PURCHASER

10.1 INDEMNIFICATION GENERALLY. From and after the Closing Date, Purchaser shall indemnify and hold Seller harmless against and from any and all costs, expenses, losses, damages and liabilities (including, without limitation, reasonable attorneys' fees) incurred by Seller with respect to or in connection with any breach of any of the representations and warranties of Purchaser under this Agreement (hereinafter, the "SELLER'S LOSSES" and each a "SELLER'S LOSS").Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have no indemnification obligations to Seller under this Article 10 with respect to any claim made by Seller for any Seller's Loss, whether or not arising as a result of a claim made by a third party, of which Purchaser is notified after the first anniversary of the Closing Date.

10.2 INDEMNIFICATION RIGHTS FOR DIRECT CLAIMS. In order to be held indemnified and harmless against and from Seller's Losses under this
         Article 10 (other than Seller's Losses arising from a claim made by a third party, as to which Section 10.3 shall apply):

         (a) Seller shall give written notice to Purchaser of any claim (the "SELLER'S INDEMNIFICATION CLAIM"), which notice shall set forth a reasonably detailed statement of the Seller's Indemnification Claim and the cost, expense, loss, damage and liability Seller incurred and/or expects to incur by reason thereof;

         (b) such indemnification payment shall be made on the later of (i) the expiration of thirty (30) days from the date of such notice (hereinafter, the "SELLER'S NOTICE OF CONTEST PERIOD") or, (ii) if such claim is contested as hereinafter provided, the date the dispute is resolved in accordance with this Section 10.2, or (iii) the date in which such Seller's Indemnification Claim becomes liquidated in amount; and

         (c) if, prior to the expiration of the Seller's Notice of Contest Period, Purchaser notifies Seller in writing of its intention to dispute the Seller's Indemnification Claim, and if such dispute is not resolved within thirty (30) days after the expiration of such period (hereinafter, the "SELLER'S RESOLUTION PERIOD"), then such dispute shall be resolved by a committee of three arbitrators who shall be appointed (within 60 days of the expiration of the Seller's Resolution Period) and shall be acting in accordance with Section 12.9 below. The Parties shall cooperate and diligently pursue the arbitration of such Seller's Indemnification Claim in order for a decision to be made by the arbitrators within 45 days after their appointment.

10.3 SELLER'S INDEMNIFICATION CLAIMS FOR THIRD PARTY CLAIMS. The provisions of this Section shall apply to any Seller's Losses which arise or may arise as a result of a Third Party Claim.

         (a) Seller shall give notice to Purchaser promptly after Seller becomes aware of any Third Party Claim, which notice shall include a copy of any letter, complaint or similar writing received by Seller setting out such Third Party Claim or a written description of any oral notice received by Seller; PROVIDED, HOWEVER, that any delay in providing such notification shall not constitute a bar or defense to indemnify except to the extent Purchaser has been prejudiced thereby.

         (b) Within ten (10) days from the date of such notice, Purchaser shall notify Seller in writing if it intends to dispute that such Third Party Claim constitutes or will constitute Seller's Losses subject to indemnification hereunder (hereinafter, the "PURCHASER'S DISPUTE NOTICE"). If the Purchaser's Dispute Notice is given within said ten
         (10) day period, the issue of whether such Third Party Claim constitutes or will constitute Seller's Losses subject to indemnification hereunder may be submitted to arbitration in accordance with Section 12.9 hereof unless an agreement is subsequently reached between the Parties.

         (c) For the purpose of this Paragraph (c) and subsequent Paragraphs (d) and (e) of this Section 10.3 the defense of a Third Party Claim by either Seller or Purchaser shall include, as the case may be, the Seller's or the Purchaser's right



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

         to designate counsel to be employed by Seller in defending the Third Party Claim and to provide such counsel with instructions with respect to the defense thereof, as well as the power to settle the Third Party Claim on behalf of Seller in the cases and subject to the conditions set forth by this Section 10.3. If a Purchaser's Dispute Notice with respect to a Third Party Claim is given then: (i) Seller shall have the right to defend such Third Party Claim and the costs of such defense shall be added to Seller's Losses, (ii) Purchaser shall have the right to participate in the defense of the Third Party Claim at its own costs and expenses provided that such right is not exercised in a way which may prejudice the Seller's defense of the Third Party Claim, and (iii) Seller shall consult with Purchaser prior to reaching a settlement of the Third Party Claim, if any.

         (d) Purchaser shall have the right to assume the defense of a Third Party Claim unless:

         (i) a Purchaser's Dispute Notice is sent to Seller pursuant to Paragraph 10.3 (b) hereof; or

         (ii) the named parties to any action constituting such Third Party Claim (including any impleaded parties) include Purchaser or any party belonging to a group in which Purchaser may have a business interest.

         (e) In order for Purchaser to exercise the right to assume the defense of a Third Party Claim, Purchaser shall give notice to Seller within ten (10) days after receipt of the notice of the Third Party Claim as to which no Purchaser's Dispute Notice was given. If Purchaser fails to notify Seller within such period, Purchaser shall be deemed to have waived its right to defend such Third Party Claim and Seller shall have the right to defend such Third Party Claim and its costs and expense shall be added to the Seller's Losses. If Seller assumes the defense of a Third Party Claim pursuant to this paragraph (e), Seller may not settle such Third Party Claim without the consent of Purchaser, which consent cannot be unreasonably withheld. If Purchaser assumes the defense of such Third Party Claim then: (i) Seller may participate in the defense of such claim with its own counsel at its own cost and expense, (ii) Purchaser may settle such Third Party Claim without the consent of Seller provided such settlement includes an unconditional release of Seller from all liability with respect to any Third Party Claim and does not involve the imposition of any restriction or obligation on Seller, and (iii) Purchaser may not consent to the entry of any judgment (other than a judgment of dismissal on the merits) except with the written consent of Seller.



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

                                   ARTICLE 11
                                   TERMINATION

11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a) by either Seller or Purchaser if Closing has not occurred by October 31, 1997, PROVIDED, HOWEVER, that if Closing has not occurred by said date due to the infringement of any of the covenants or agreements of any of the Parties hereunder, the defaulting Party shall have no right to terminate this Agreement pursuant hereto;

         (b) by Purchaser if any condition in Paragraphs 5.1 and 5.2 cannot be satisfied by the Closing Date; and

         (c) by Seller, if any condition in Paragraphs 5.1 and 5.3 cannot be satisfied by the Closing Date.

11.2     EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
         Section 11.1 hereof, this Agreement shall become void and there shall be no liability or obligation on the part of Purchaser or Seller under this Agreement, PROVIDED, HOWEVER, that any provisions hereof which expressly or by their nature are designed to survive the termination of this Agreement shall survive the termination of this Agreement.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1 ENTIRE AGREEMENT. This Agreement, the Exhibits annexed hereto and the agreements and documents executed and delivered pursuant hereto or simultaneously herewith constitute the entire agreement between the Parties in respect to the subject matter hereof and supersede all prior written and oral agreements and arrangements between the Parties hereto with regard to the subject matter hereof.

12.2 AMENDMENTS. Any amendment to this Agreement shall be valid and binding upon the Parties only if made in writing and signed by Seller and a duly authorized officer of Purchaser.

12.3 COSTS. Except as otherwise set forth in this Agreement (x) each Party shall bear its own costs in relation to the negotiations leading up to the sale and purchase of the Pre-emptive Right and to the drafting, execution and carrying into effect of this Agreement and all the other documents referred to herein, and (y) all the costs relating to the transfer of the Pre-emptive Right to Purchaser, including stamp duties and registration tax, if any, shall be borne by Purchaser only (but not capital gains tax which will be borne by Seller).

12.4 EFFECTS. The provisions of this Agreement shall be legally binding upon the Parties and their respective successors and assigns.

12.5 RIGHTS AND REMEDIES. The exercise or failure to exercise by any Party any right or remedy arising out of this Agreement shall not constitute a waiver of that right or remedy or of any other rights or remedies.

12.6 NOTICES. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests shall be deemed to have been properly served if given by personal delivery, or if transmitted by telecopy, or if delivered to reputable overnight carrier for next Business Day delivery, charges billed to or prepaid by shipper, or if sent by air mail, proper postage prepaid, addressed as follows:

         If to SELLER:                    [Name and Address]

         With a copy to:                  Pavia e Ansaldo
                                          Via dell'Annunciata, 7
                                          20121 Milan, Italy
                                          Attn.: Francesco Manara
                                          Facsimile No. 39-2-6551576

         If to PURCHASER:                 Allen Telecom Group (Italia) S.r.l.
                                          c/o Allen Telecom Inc.
                                          25101 Chagrin Boulevard
                                          Beachwood, Ohio 44122 U.S.A.
                                          Attn.: General Counsel
                                          Facsimile No.: 216-7650410

                                          Gianni, Origoni & Partners
                                          Piazza Belgioioso, 2
                                          20121 Milan, Italy
                                          Attn.: Enzo Schiavello
                                          Facsimile No.: 39-2-76009628

         Each notice, demand or request shall be effective upon personal delivery, or upon confirmation of receipt of the applicable telecopy or two (2) Business Days after delivery to a reputable overnight carrier in accordance with the foregoing, or upon arrival at the recipient's address if sent by air mail in accordance with the foregoing. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice, demand or request. Service by personal delivery upon Purchaser shall be valid only if delivered personally to an officer of Allen.

         Any addressee may change its address for notices hereunder by giving written notice in accordance with this Section.

12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

12.8 INTERPRETATION. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement. Unless otherwise expressly stated herein, all references herein to Sections and Paragraphs are to Sections and Paragraphs in this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.

12.9 ARBITRATION. Any disputes arising with respect to or in connection with this Agreement between Purchaser and Seller shall be finally decided by a panel of three arbitrators in accordance with the Rules of Arbitration of the Chamber of Commerce and Industry of Geneva. The arbitration shall be conducted in English.

12.10 EXCHANGE RATE. Except as otherwise set forth in this Agreement or the Exhibits hereto, to the extent a conversion from U.S. Dollars into another currency or vice versa is required to be made for the purposes of this Agreement such conversion shall be made at the exchange rate published by in Il Sole - 24 Ore for the date on which the circumstance giving rise to the need to make such conversion under or in connection with this Agreement shall occur.

12.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Italian law without making reference to its conflict of law rules.

12.12 BUSINESS DAYS. If the date determined pursuant to this Agreement on which Closing is to occur or any other obligations of the Parties is to be fulfilled falls on a day other than a Business Day, such date shall be automatically postponed to the first subsequent Business Day.

12.13 ALLEN. By executing this Agreement, Allen (x) represents and warrants that the contents of Section 8.4 hereof shall be true and accurate as of the Closing Date and (y) agrees to indemnify and hold Seller harmless against and from any Seller's Losses incurred with respect to or in connection with any breach of Section 8.4 hereof, as well as any breach of the Allen's undertakings set forth in EXHIBIT B2 hereto, under and subject to the terms and conditions of Article 10 of this Agreement.

12.14 SURVIVAL. Any provision of this Agreement which is expressly stated or, by its nature, is intended to remain valid after Closing including, without limitation, Articles 7, 8, 9 and 10 hereof shall survive Closing and any document executed by the Parties on the date of Closing including, but not limited to, any notarial instrument of transfer of the Pre-emptive Right to Purchaser.

ALLEN TELECOM GROUP (ITALIA) S.R.L.          [Name]

By: ________________________                 ___________________
    Name: McDara P. Folan, III
    Title: Sole Director


For acceptance of Paragraph 12.13 hereabove:

ALLEN TELECOM INC.

By: _____________________
Name: McDara P. Folan, III
Title: Vice-President



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